Exhibit 99.1

4902 North Biltmore Lane
Madison, WI 53718-2148

News Release
FOR IMMEDIATE RELEASE	Media Hotline: (608) 458-4040 Investor Relations: Susan Gille: (608) 458-3956
Alliant Energy Prices Offering of $725 Million of 5.750% Junior Subordinated Notes due 2056
MADISON, Wis. – September 23, 2025 – Alliant Energy Corporation (“Alliant Energy”) (NASDAQ: LNT) announced the pricing of its public offering of $725 million aggregate principal amount of 5.750% junior subordinated notes due 2056. The junior subordinated notes will be due on April 1, 2056. Alliant Energy intends to use the net proceeds from this offering to reduce outstanding commercial paper, retire long term debt and/or for general corporate purposes. The closing of the offering is expected to occur on September 26, 2025, subject to the satisfaction of customary closing conditions.
The offering was marketed through a group of underwriters consisting of BofA Securities, Inc., MUFG Securities Americas Inc., Barclays Capital Inc., Goldman Sachs & Co. LLC, and J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC as joint book-running managers.
The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement Alliant Energy filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained by calling BofA Securities, Inc. toll free at 1-800-294-1322, MUFG Securities Americas Inc. toll free at 1-877-649-6848, Barclays Capital Inc. toll free at (888) 603-5847, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the junior subordinated notes and other risks outlined in Alliant Energy’s public filings with the Commission, including Alliant Energy’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, Alliant Energy undertakes no obligation to update or revise its forward-looking statements.